Exhibit 99.1

Tri-Tech Holding Wins $1.68 Million Flash Flood Early Warning Contract in Yunnan Province

BEIJING, July 14, 2011 /PRNewswire-Asia-FirstCall/ — Tri-Tech Holding Inc. (NASDAQ: TRIT), a premier Chinese company that provides turn-key solutions in China for the water resources, water and wastewater treatment, industrial safety and pollution control markets, announced today that its subsidiary, Beijing Yanyu Water Tech Co., Ltd. (Yanyu), has been awarded a contract for a flash flood early warning project in three counties of Yuxi City, Yunnan Province, valued at 10.87 million yuan, or $1.68 million.

According to the contract, the company will establish flash flood monitoring and forecasting systems in three counties of Yuxi City, Yunnan Province. Each system includes the information collection sub-system, the early warning sub-system and the information dissemination platform. The project involves production of certain equipment, procurement of other equipment, software development, integration and installation of the system, and after-sales service. The project is expected to be completed in November and December 2011.

Tri-Tech CEO Mr. Warren Zhao said, “Yanyu has been awarded a number of flash flood control warning projects so far this year. We are pleased that our flash flood warning system business is growing fast and achieving these results. With ongoing government funding for flash flood control allocated to disaster-prone areas, our plan is for Yanyu to continue to bid for follow-up projects, to grow market share and to make sure that our work continues to be recognized for its superior quality and reliability.”

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and its larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. The company is also providing comprehensive solutions in the industrial pollution control market. Tri-Tech owns 23 software copyrights and two technological patents. It employs 300 people. Please visit http://www.Tri-Tech.cn for more information.

An online investor kit including a company profile, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com/profile/trit.cfm. To subscribe to future releases via e-mail alert, visit http://www.hawkassociates.com/about/alert/.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investors Contact:

Hawk Associates

Frank Hawkins or Grace Huang

305-451-1888

tritech@hawkassociates.com